Exhibit 99.1

Press Release

TNS, Inc. Announces First Quarter 2008 Financial Results

• First Quarter 2008 Results Exceed High End of Outlook -

• Q108 Adjusted Earnings per Share Grew 36.7% to $0.30 from $0.22

• Reaffirming 2008 Outlook for 9-11% Revenue Growth and 12-22% Adjusted EPS Growth -

RESTON, Va. – May 5, 2008 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its first quarter 2008 results.

Total revenue for the first quarter of 2008 increased 15.8% to $84.1 million from first quarter 2007 revenue of $72.7 million.  Gross margin in the first quarter of 2008 was 51.6%, an increase of 510 basis points from first quarter 2007 gross margin of 46.5%.

First quarter 2008 GAAP net income was $1.6 million, or $0.06 per share, versus first quarter 2007 GAAP net loss of $3.2 million, or $(0.13) per share.  Included in selling, general and administrative expenses for the first quarter 2008 was a $0.9 million pre-tax benefit associated with the settlement of a state sales tax liability.  Included in the first quarter of 2007 is a pre-tax charge to earnings of $0.9 million related to executive severance.  Excluding these items and the related tax effects from both periods, first quarter 2008 net income was $0.7 million, or $0.03 per share, versus a net loss of $2.6 million, or $(0.11) per share, in first quarter 2007.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the first quarter of 2008 increased 47.8% to $19.7 million versus $13.4 million for the first quarter of 2007.  Excluding the first quarter 2008 pre-tax benefit and the first quarter 2007 pre-tax charge, EBITDA before stock compensation expense increased 31.8% to $18.9 million from $14.3 million.

As previously reported, beginning in 2008 TNS has lowered the tax rate used in the calculation of adjusted earnings to 20% from the 38% rate used previously (see “Financial Measures” below).  This 20% rate approximates the Company’s expected cash tax rate following changes recently implemented to align the Company’s tax structure more closely with its business operations.

Adjusted earnings, reported on the 20% tax rate for both periods, grew 78.6% to $8.3 million, or $0.33 per share, for the first quarter of 2008 compared to adjusted earnings of $4.6 million, or $0.19 per share, for the first quarter of 2007.  Excluding the first quarter 2008 benefit and the first quarter 2007 charge, first quarter 2008 adjusted earnings grew 40.1% to $7.5 million, or $0.30 per share, from $5.4 million, or $0.22 per share, in first quarter 2007.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)  The table below clarifies adjusted earnings and adjusted earnings per share calculated on both the 38% and the 20% tax rates, and excludes the first quarter 2008 benefit and first quarter 2007 charge.

	First Quarter 2008	First Quarter 2007
(In millions, except per share and share amounts)	At 20% Rate	At 20% Rate	% Change	At 38% Rate	% Change

Revenues	$84.1	$72.7	15.8%	$72.7	15.8%

Calculation of adjusted earnings
Pretax adjusted earnings	$9.4	$6.7	40.1%	$6.7	40.1%
Taxes	$1.9	$1.3	40.1%	$2.5	(24.0)%
After tax adjusted earnings	$7.5	$5.4	40.1%	$4.2	80.7%
Earnings per share	$0.30	$0.22	36.7%	$0.17	76.5%
Weighted average diluted shares outstanding	24,807,068	24,205,783	2.5%	24,205,783	2.5%

Henry H. Graham, Jr., CEO, commented, “TNS is off to a great start in 2008, with first quarter revenues and adjusted earnings exceeding our outlook.  Sales continue to grow strongly, driving increases in earnings and cash flow.  Sales growth was mainly attributable to increased transaction volumes of our international POS business and the ongoing integration of our card-not-present services in our International Services Division and the ramp of new cable customers in our Telecommunication Services Division.  Our Financial Services Division also performed well with sales of large bandwidth installations progressing in line with expectations during the quarter.  While POS division sales were below our expectations, we continued to install new broadband sites during the quarter.  Overall, our momentum in sales, profitability and cash flow generation continues, positioning us very well to achieve our growth objectives for the year.”

Financial Review:

First Quarter 2008

•      First quarter 2008 total revenue increased 15.8% to $84.1 million from first quarter 2007 revenue of $72.7 million. Included in revenue are the following components:

•      Revenue from the International Services Division increased 31.8% to $37.2 million from first quarter 2007 revenue of $28.2 million.  On a constant dollar basis, first quarter 2008 revenues would have increased 23.8% to $34.9 million.  Excluding the benefit of foreign exchange, ISD revenue increased primarily through higher transaction volumes and increased broadband connections from POS customers in Europe, the inclusion of Dialect revenue, and additional connections from financial services customers.

•      Revenue from the Financial Services Division increased 10.3% to $10.7 million from first quarter 2007 revenue of $9.7 million as a result of continued growth in the number of customer connections and endpoints as well as increases in the average revenue per endpoint from higher bandwidth installations.

•      Revenue from the Telecommunication Services Division increased 19.7% to $17.8 million from first quarter 2007 revenue of $14.9 million due to additional cable customer traffic which more than offset the effect of pricing compression.

•      Revenue from the POS Division decreased 7.3% to $18.4 million on 1.31 billion transactions from $19.8 million in first quarter 2007 on 1.43 billion transactions.  The decrease in POS division revenue was primarily attributable to a customer moving a portion of its dial-up volume off the Company’s network in connection with this customer’s vendor diversification policy.  This was partially offset by revenue generated from managed broadband products.

•      First quarter 2008 gross margin increased 510 basis points to 51.6% from 46.5% in the first quarter of 2007.  The improvement in gross margin was primarily a result of increased contributions from ISD, the company’s highest gross margin division, and continued focus on cost control of key supplier contracts in our POS division.

Outlook:

For the Full Year 2008, TNS continues to anticipate:

	Full Year 2008	Full Year 2007
(In millions, except per share amounts)	At 20% Rate	At 20% Rate	% Change	At 38% Rate	% Change

Revenues	$355 - $363	$325.6	9% - 11%	$325.6	9% - 11%

Calculation of adjusted earnings
Pretax adjusted earnings	$46.2 - $50.2	$40.6	14% - 24%	$40.6	14% - 24%
Taxes	$9.2 - $10.0	$8.1	14% - 24%	$15.4	(40% – 35)%
After tax adjusted earnings	$37.0 - $40.2	$32.5	14% - 24%	$25.2	47% - 60%
Earnings per share	$1.50 - $1.63	$1.24	12% - 22%	$1.04	44% - 57%

For the Second Quarter of 2008, TNS anticipates:

	Second Quarter 2008	Second Quarter 2007
(In millions, except per share amounts)	At 20% Rate	At 20% Rate	% Change	At 38% Rate	% Change

Revenues	$88 - $90	$79.4	11% - 13%	$79.4	11% - 13%

Calculation of adjusted earnings
Pretax adjusted earnings	$12.2 - $13.4	$9.2	33% - 46%	$9.2	33% - 46%
Taxes	$2.5 - $2.7	$1.8	33% - 46%	$3.5	(29%-33)%
After tax adjusted earnings	$9.7 - $10.7	$7.4	33% - 46%	$5.7	70% – 88%
Earnings per share	$0.39 - $0.43	$0.30	30% - 43%	$0.24	63% - 79%

Please note that both the Full Year 2008 Outlook and the 2007 Full Year and Second Quarter results exclude the non-recurring items previously disclosed.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “TNS’ first quarter 2008 results demonstrate the benefits of our highly scaleable model and increased operating leverage that converted solid top-line execution into adjusted earnings growth.  During the quarter, we generated over $9 million in free cash flow, representing substantial growth over last year, and prepaid an additional $4 million of long-term debt.  We are re-affirming our guidance for the full year and establishing a second quarter outlook that we expect will result in adjusted earnings growth of 30%-43%.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax effected at a 20% rate (2007: 38%). The company believes that these non-GAAP measures, viewed in addition to and not in lieu of the company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results. These metrics are an integral part of the company’s internal reporting to measure operations of the company and the performance of senior management. A reconciliation to comparable GAAP measures is available in the accompanying schedule. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss first quarter 2008 results today, May 5, 2008, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-597-5347, passcode #90310965.  The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.  For those who cannot listen to the live broadcast, a replay of the call will be available from May 5, 2008, at 7:00 p.m. Eastern Time through May 12, 2008, and can be accessed by dialing 617-801-6888, passcode #90137913.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control; the company’s ability to identify, execute or effectively integrate acquisitions; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 17, 2008.  In addition, the statements in this press release are made as of May 5, 2008.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to May 5, 2008.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
Revenues	$84,125	$72,661
Operating expenses:
Cost of network services	40,707	38,871
Engineering and development	7,199	6,362
Selling, general, and administrative	19,445	17,175
Depreciation and amortization of property and equipment	5,967	5,804
Amortization of intangible assets	6,098	6,112
Total operating expenses(1),(2)	79,416	74,324

Income (loss) from operations	4,709	(1,663)
Interest expense	(3,709)	(3,967)
Interest income and other income	249	890
Income (loss) before income taxes and equity in net loss of unconsolidated affiliates	1,249	(4,740)
Income tax benefit	352	1,577
Equity in net loss of unconsolidated affiliates	—	(64)
Net income (loss)	1,601	(3,227)
Basic earnings per share:
Net income (loss)	$0.07	$(0.13)
Diluted earnings per share:
Net income (loss)	$0.06	$(0.13)
Basic weighted average common shares outstanding	24,309,655	24,135,264
Diluted weighted average common shares outstanding	24,807,068	24,135,264

FOOTNOTES:

(1)   Included in operating expenses for the first quarter of 2008 is a pretax benefit related to the settlement of a state sales tax liability of $0.9 million. First quarter 2008 net income excluding the $0.9 million settlement was approximately $0.7 million, or $0.03 per share.

(2)   Included in operating expenses for the first quarter of 2007 is a pre-tax charge to earnings of approximately $0.9 million related to severance. First quarter 2007 net loss excluding the $0.9 million pre-tax charge was $2.6 million, or $0.11 per share.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$22,856	$17,805
Accounts receivable, net	72,707	75,112
Other current assets	14,032	15,517
Total current assets	109,595	108,434

Property and equipment, net	56,545	55,376
Goodwill and identifiable intangible assets, net	189,135	193,843
Other assets	27,469	25,445
Total assets	$382,744	$383,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$57,312	$57,069
Deferred revenue	18,276	18,521
Total current liabilities	75,588	75,590

Long-term debt	201,500	205,500
Other liabilities	6,901	9,736
Total liabilities	283,989	290,826

Total stockholders’ equity	98,755	92,272
Total liabilities and stockholders’ equity	$382,744	$383,098

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Net income (loss)	$1,601	$(3,227)
Non-cash items	13,343	16,296
Working capital items	726	(4,646)
Net cash provided by operating activities:	15,670	8,423

Purchases of property and equipment, net	(6,664)	(4,896)
Proceeds from sale of property and equipment	—	2,164
Net cash used in investing activities:	(6,664)	(2,732)

Proceeds from issuance of long-term debt, net	—	221,949
Repayment of long-term debt	(4,000)	(123,313)
Restricted cash for dividend payment	—	(102,267)
Proceeds from tax benefits for stock option expense	200	—
Payment of long-term debt financing costs	(75)	—
Proceeds from stock option exercise	587	30
Purchase of treasury stock	(1,233)	(690)
Net cash used in by financing activities:	(4,521)	(4,291)
Effect of exchange rates on cash and cash equivalents	566	10
Net increase in cash and cash equivalents	5,051	1,410
Cash and cash equivalents, beginning of period	17,805	17,322
Cash and cash equivalents, end of period	$22,856	$18,732

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2008	2007
EBITDA before stock compensation expense:
Income (loss) from operations(GAAP)	$4,709	$(1,663)
Add back the following items:
Depreciation and amortization of property and equipment	5,967	5,804
Amortization of intangible assets	6,098	6,112
Stock compensation expense	2,965	3,100
EBITDA before stock compensation
Expense (1),(2)	$19,739	$13,353

Adjusted Earnings:
Income (loss) before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$1,249	$(4,740)
Add back the following items:
Equity in net loss of unconsolidated affiliates	—	(64)
Amortization of intangible assets	6,098	6,112
Other debt related costs	—	1,368
Stock compensation expense	2,965	3,100
Adjusted earnings before income taxes	10,312	5,776
Income tax provision at 20%(3)	(2,062)	(1,155)
Adjusted earnings (4),(5)	$8,250	$4,621

Weighted average common shares - diluted	24,807,068	24,205,783
Adjusted earnings per common share - diluted (6)	$0.33	$0.19

FOOTNOTES:

(1)   Excluding the $(0.9) million pretax benefit from the state sales tax settlement, EBITDA before stock compensation expense for the first quarter of 2008 was $18.9 million.

(2)   Excluding the $0.9 million pre-tax charge for severance, EBITDA before stock compensation expense for the first quarter of 2007 was $14.3 million.

(3)   Income tax provision for both 2007 and 2008 has been calculated using a 20% rate. As previously reported under the company’s 38% old tax rate, the income tax provision for the first quarter of 2007 was $2.2 million.

(4)   Excluding the $0.9 million pretax benefit from the state sales tax settlement, adjusted earnings for the first quarter of 2008 were $7.5 million, or $0.30 per share.

(5)   Excluding the $0.9 million pre-tax charge for severance, adjusted earnings for the first quarter of 2007 were $5.4 million, or $0.22 per share based on the 20% tax rate.

(6)   Adjusted earnings per common share for the first quarter of 2007, based on the 38% old tax rate were $0.15 per share and excluding the severance charge was $0.17 per share, as previously reported.

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